News Release

P.O. Box 1980 Winchester, VA 22604-8090

FOR IMMEDIATE RELEASE

Contact:                     Glenn Eanes
    Vice President and Treasurer
    540-665-9100

AMERICAN WOODMARK CORPORATION
ANNOUNCES THIRD QUARTER RESULTS

WINCHESTER, Virginia (February 19, 2010) -- American Woodmark Corporation (NASDAQ: AMWD) today announced results for the third quarter of its fiscal year 2010, that ended on January 31, 2010.

Net sales declined 32% compared with the third quarter of the prior fiscal year to $89,230,000.  Net sales declined 27% to $294,133,000 during the nine-month period ended January 31, 2010 compared with the comparable period of the prior fiscal year. The Company’s sales declines in its remodeling sales channel exceeded the Company’s overall rate of decline during the third quarter of fiscal year 2010.

The Company generated a net loss of ($9,121,000) or ($0.64) per diluted share during the third quarter of fiscal year 2010, compared with net income of $23,000 or $0.00 per diluted share in the third quarter of its prior fiscal year. The Company generated a net loss of ($20,807,000) or ($1.47) per diluted share in the nine-month period ended January 31, 2010, compared with a net loss of ($301,000) or ($0.02) per diluted share in the comparable period of the prior fiscal year.

The Company announced several initiatives to reduce costs during the fourth quarter of its prior fiscal year including the permanent closure of two manufacturing plants, the suspension of operations at a third plant, and a reduction-in-force of salaried personnel. The Company successfully completed these initiatives during the first quarter of fiscal year 2010. In connection with these initiatives, the Company recorded a net-of-tax restructuring benefit of $32,000, or $0.00 per diluted share during its third quarter, and charges of ($1,710,000), or ($0.12) per diluted share, during the nine-month period ended January 31, 2010. Exclusive of restructuring activities, net loss for the third quarter of fiscal year 2010 was ($9,153,000), or ($0.65) per diluted share, and ($19,097,000) or ($1.35) per diluted share for the nine-month period ended January 31, 2010.

Gross profit for the third quarter of fiscal year 2010 was 6.6% of net sales, compared with 15.5% in the third quarter of the prior fiscal year. Gross profit was 10.3% of net sales during the first nine months of fiscal year 2010, compared with 15.3% of net sales during the comparable period of the prior fiscal year. The decline in gross profit margin during the three and nine-month periods primarily reflected the unfavorable impact of inefficiencies in direct labor and manufacturing overhead costs stemming from the impact of lower sales volumes. Partly offsetting these adverse factors were favorable impacts from lower fuel and material costs, as well as reduced manufacturing overhead costs related to the aforementioned plant closures.

Selling, general and administrative costs were 23.0% of net sales in the third quarter of fiscal year 2010, up from 15.9% of net sales in the third quarter of the prior fiscal year. Selling, general and administrative costs were 20.7% of net sales in the first nine months of fiscal year 2010, up from 15.7% in the comparable period of the prior fiscal year. The Company’s operating expense ratio increased during fiscal year 2010 due primarily to the reduction in sales, an increase in sales promotional costs, and a benefit recorded in the prior year’s second quarter relating to a terminated retiree health care plan.

The Company generated positive free cash flow of $2.9 million (defined as cash provided by operating activities net of cash used for investing activities) in the third quarter of fiscal year 2010, compared with positive free cash flow generated in the third quarter of the prior fiscal year of $5.3 million. The decline in free cash flow compared with prior year was driven by the increased net loss, which was partially offset by a reduction in working capital deployed.

During the quarter, the Company terminated its primary credit facility with Bank of America, N.A. and entered into a $35 million secured revolving line of credit agreement with Wells Fargo Bank, N.A. Pursuant to the terms of the new credit agreement, $14.3 million of the Company’s cash serves as security for this agreement, and was classified as restricted cash as of January 31, 2010.

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AMWD Announces Third Quarter Results

February 19, 2010

Commenting on the Company’s third quarter performance, Chairman and CEO Kent Guichard stated: “The Company’s sales comparison to the prior year’s third quarter was adversely impacted by home center promotional activity which emphasized the Company’s value price points last year.  The Company continues to actively pursue and achieve market share gains, and absent the impact of the prior year promotions, believes it gained sustainable market share during the third quarter.  The Company’s  net loss during the latest quarter and for the fiscal year reflect our ongoing strategy to retain the organizational and production capacity to service our customers as demand for new construction and big ticket remodeling projects recovers.  The Company’s financial position remains outstanding, as evidenced by its generation of free cash flow during the quarter and its ability to obtain an improved credit facility at competitive rates and terms despite the ongoing credit crunch.”

American Woodmark Corporation manufactures and distributes kitchen cabinets and vanities for the remodeling and new home construction markets.  Its products are sold on a national basis directly to home centers, major builders and through a network of independent distributors.  The Company presently operates eleven manufacturing facilities and nine service centers across the country.

Safe harbor statement under the Private Securities Litigation Reform Act of 1995:  All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors that may be beyond the Company's control.  Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements.  Such factors include, but are not limited to, those described in the Company's filings with the Securities and Exchange Commission and the Annual Report to Shareholders.  The Company does not undertake to publicly update or revise its forward looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

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AMWD Announces Third Quarter Results

February 19, 2010

AMERICAN WOODMARK CORPORATION
Unaudited Financial Highlights

(in thousands, except share data)

Operating Results

	Three Months Ended		Nine Months Ended
	January 31		January 31
	2010	2009	2010	2009

Net Sales	$89,230	$131,153	$294,133	$405,245
Cost of Sales & Distribution	83,318	110,768	263,718	343,332
Gross Profit	5,912	20,385	30,415	61,913
Sales & Marketing Expense	14,189	14,759	42,048	45,450
G&A Expense	6,370	6,118	18,977	18,094
Restructuring charges	(51)	--	2,736	--
Operating Loss	(14,596)	(492)	(33,346)	(1,631)
Interest & Other (Income) Expense	(2)	(156)	(55)	(745)
Income Tax Benefit	(5,473)	(359)	(12,484)	(585)

Net Loss	$(9,121)	$23	$(20,807)	$(301)

Earnings Per Share:

Weighted Average Shares Outstanding - Diluted	14,160,256	14,055,327	14,137,325	14,644,859

Loss Per Diluted Share	$(0.64)	$0.00	$(1.47)	$(0.02)

Condensed Consolidated Balance Sheet

	January 31,	April 30,
	2010	2009

Cash & Cash Equivalents	$56,288	$82,821
Customer Receivables	19,878	26,944
Inventories	23,470	32,684
Other Current Assets	19,504	11,089
Total Current Assets	119,140	153,538
Property, Plant & Equipment	118,524	132,928
Restricted Cash	14,339	--
Other Assets	22,365	17,271
Total Assets	$274,368	$303,737

Current Portion - Long-Term Debt	$889	$859
Accounts Payable & Accrued Expenses	44,891	57,308
Total Current Liabilities	45,780	58,167
Long-Term Debt	25,736	26,475
Other Liabilities	18,955	15,413
Total Liabilities	90,471	100,055
Shareholders' Equity	183,897	203,682
Total Liabilities & Shareholders' Equity	$274,368	$303,737

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AMWD Announces Third Quarter Results

February 19, 2010

Condensed Consolidated Statements of Cash Flows

	Nine Months Ended
	January 31
	2010	2009

Net Cash Provided (Used) by Operating Activities	$(804)	$26,009
Net Cash Used by Investing Activities	(7,310)	(11,196)
Free Cash Flow	$(8,114)	$14,813

Net Cash Used by Financing Activities	(18,419)	(7,060)
Net Increase/(Decrease) in Cash and Cash Equivalents	(26,533)	7,753
Cash and Cash Equivalents, Beginning of Period	82,821	56,932

Cash and Cash Equivalents, End of Period	$56,288	$64,685

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